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Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CASCADE NATURAL GAS CORPORATION
(Exact name of registrant as specified in its charter)

Washington	91-0599090
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 Fairview Avenue North
Seattle, Washington 98109
(Address, including zip code, of principal executive offices)

CASCADE NATURAL GAS CORPORATION
1998 STOCK INCENTIVE PLAN
(Full title of the plan)

J.D. WESSLING
Senior Vice President—Finance, Chief Financial Officer
Cascade Natural Gas Corporation
222 Fairview Avenue North
Seattle, Washington 98109
(Name and address of agent for service)

(206) 624-3900
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $1 par value, (including Preferred Stock Purchase Rights), and options and other stock-based awards relating thereto (1)	300,000 shares	(2)	$6,330,000 (2)	$582.36

(1)
Each share of Common Stock being registered hereunder includes one Preferred Stock Purchase Right exercisable on the terms and conditions specified therein. Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be evidenced separately from the Common Stock; the value attributable to such rights, if any, is reflected in the market price of the Common Stock.

(2)
Pursuant to Rule 457(h), the aggregate offering price is based on $21.10, the average of the high and low per share sales prices of the Common Stock on the New York Stock Exchange—Composite Transactions on April 24, 2002.

PART II

Incorporation Of Registration Statement No. 333-88419 By Reference

        Pursuant to General Instruction E to Form S-8, this registration statement on Form S-8 registers the offer and sale of an additional 300,000 shares of Common Stock of the registrant for issuance under the registrant's 1998 Stock Incentive Plan. The contents of registration statement No. 333-88419, filed with the Securities and Exchange Commission on October 4, 1999, are hereby incorporated by reference in this registration statement.

Item 3. Incorporation of Documents by Reference.

        The following documents filed by the registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

        (a)  The registrant's annual report on Form 10-K for the year ended September 30, 2001;

        (b)  The registrant's quarterly report on Form 10-Q for the quarter ended December 31, 2001;

        (c)  The description of the registrant's common stock and related preferred stock purchase rights included as Exhibit 99 to the registrant's current report on Form 8-K filed July 19, 1996.

        All documents filed by the registrant subsequent to those listed above pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 8. Exhibits.

Exhibit Number	Exhibit
5	Opinion of Hillis Clark Martin & Peterson, P.S.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Hillis Clark Martin & Peterson, P.S. (contained in Exhibit 5).
24	Power of Attorney is contained on the signature page of this registration statement.
99	First Amendment to 1998 Stock Incentive Plan.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, as of the 24th day of April, 2002.

CASCADE NATURAL GAS CORPORATION
By:	/s/ J.D. WESSLING J.D. Wessling, Senior Vice President—Finance, Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the date indicated. Each person whose signature appears below hereby constitutes W. Brian Matsuyama and J.D. Wessling, and each of them singly, such person's true and lawful attorney, with full power to them and each of them to sign, for such person and in such person's name and capacity indicated below, any and all amendments to this registration statement, hereby ratifying and confirming such person's signature as it may be signed by said attorneys to any and all amendments.

Name	Title	Date
/s/ W. BRIAN MATSUYAMA W. Brian Matsuyama	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	April 24, 2002
/s/ J.D. WESSLING J.D. Wessling	Senior Vice President—Finance, Chief Financial Officer (Principal Financial Officer)	April 24, 2002
/s/ JAMES E. HAUG James E. Haug	Controller and Chief Accounting Officer (Principal Accounting Officer)	April 24, 2002
/s/ CARL BURNHAM, JR. Carl Burnham, Jr.	Director	April 24, 2002
/s/ MELVIN C. CLAPP Melvin C. Clapp	Director	April 24, 2002
/s/ THOMAS E. CRONIN Thomas E. Cronin	Director	April 24, 2002
/s/ DAVID A. EDERER David A. Ederer	Director	April 24, 2002
/s/ HOWARD L. HUBBARD Howard L. Hubbard	Director	April 24, 2002

/s/ LARRY L. PINNT Larry L. Pinnt	Director	April 24, 2002
/s/ MARY E. PUGH Mary E. Pugh	Director	April 24, 2002
/s/ BROOKS G. RAGEN Brooks G. Ragen	Director	April 24, 2002

FIRST AMENDMENT TO
CASCADE NATURAL GAS CORPORATION
1998 STOCK INCENTIVE PLAN

        This First Amendment to the 1998 Stock Incentive Plan ("First Amendment") is dated January 24, 2002, and amends that certain 1998 Stock Incentive Plan (the "Plan") of Cascade Natural Gas Corporation (the "Corporation"). Capitalized terms not otherwise defined in this First Amendment shall have the meanings set forth in the Plan.

AMENDMENTS

        Pursuant to its authority under Article 10 of the Plan, the Board of Directors of the Corporation hereby amends the Plan as follows:

        1.    Shares Subject to the Plan.    Section 4.2 of the Plan is amended in its entirety to read as follows:

        "4.2  Shares Subject to the Plan. The shares which may be made subject to Awards under the Plan are Shares of Common Stock, which may be either authorized and unissued Shares or reacquired Shares. No fractional Shares may be issued under the Plan. Subject to adjustment pursuant to Article 9, the maximum number of Shares for which Awards may be granted under the Plan is 450,000. If an Award under the Plan is canceled or expires for any reason prior to having been fully Vested or exercised by a Participant or is settled in cash in lieu of Shares or is exchanged for other Awards, all Shares covered by such Awards will be made available for future Awards under the Plan."

        2.    Approvals.    This First Amendment was duly approved by the Board of Directors of the Corporation on November 19, 2001, and by the Shareholders of the Corporation on January 24, 2002.

        3.    Other Provisions.    Except as expressly amended by this First Amendment, the Plan shall remain in full force and effect.

        Dated January 24, 2002.

By order of the Board of Directors,
/s/ W. BRIAN MATSUYAMA W. Brian Matsuyama, Chairman

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PART II
Incorporation Of Registration Statement No. 333-88419 By Reference
  Item 3. Incorporation of Documents by Reference.
  Item 8. Exhibits.
SIGNATURES
FIRST AMENDMENT TO CASCADE NATURAL GAS CORPORATION 1998 STOCK INCENTIVE PLAN
AMENDMENTS